Exhibit 23



Consent of KPMG LLP





The Board of Directors and Shareholders
Fresh Brands,  Inc.:

We consent to the incorporation by reference in the registration statements on Form S-4 (No. 333-56222), Form S-8 (No. 333-83960) and Form S-3 (No. 333-84230),
of Fresh Brands, Inc. (the "Company") of our reports dated February 24, 2003, with respect to the consolidated balance sheets of the Company as of December 29, 2001, December 30, 2000 and January 1, 2000, and the related consolidated statements of earnings, shareholders' investment, and cash flows for each of the years in the three-year period ended December 29, 2001, and the related financial statement schedule, which reports appear in the December 29, 2001, annual report on Form 10-K/A of the Company.

Our report dated February 24, 2003 contains an explanatory paragraph that refers to a restatement of these consolidated financial statements.


/s/ KPMG LLP

KPMG LLP

Milwaukee, Wisconsin
March 27, 2003